EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
World Acceptance Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-14399, 333-107426, 333-135621, 333-153212, 333-179389) on Form S-8 of World Acceptance Corporation of our reports dated July 19, 2013, with respect to the consolidated balance sheets of World Acceptance Corporation as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2013, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 10‑K of World Acceptance Corporation.
Our report dated July 19, 2013, on the effectiveness of internal control over financial reporting as of March 31, 2013, expresses our opinion that World Acceptance Corporation did not maintain effective internal control over financial reporting as of March 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management's assessment.
/s/ KPMG

Greenville, South Carolina

July 19, 2013